PRESS RELEASE
                              For Immediate Release

Atlantic BancGroup, Inc. announces first quarter financial information.

JACKSONVILLE BEACH, FLORIDA, April 29, 2004

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces first quarter 2004 financial results.

Atlantic BancGroup reports that it posted net income of $194,000 for the first quarter of 2004, compared to net income of $198,000 for the same period of 2003. The slight decrease is attributed primarily to start-up costs and opening expenses of the Bank's fourth location at 1790 Kernan Blvd. South in Jacksonville.

Fully diluted earnings per share in the first quarter of 2004 remained at $.16, as was the case in the first quarter of 2003.

Consolidated assets reflect 13% quarterly growth to $164,515,000, 16% growth in deposits to $131,550,000, and 7.8% growth in consolidated net loans to $105,971,000.

Atlantic BancGroup is a publicly-traded bank holding company, trading on the NASDAQ Small Cap Market, symbol ATBC.